[ROFIN LOGO] [GRAPHIC OMITTED]
                                                ROFIN-SINAR TECHNOLOGIES




- PRESS RELEASE -


Contact:     Katharina Manok
             Gunther Braun
             Rofin-Sinar
             734-416-0206
             - or -
             011-49-40-733-63-256



ROFIN-SINAR REPORTS RECORD RESULTS FOR THE FOURTH QUARTER AND FISCAL YEAR
2007

SHARE SPLIT AND SHARE BUYBACK PROGRAM APPROVED

Plymouth, MI / Hamburg, Germany -- November 8, 2007 -- Rofin-Sinar Technologies Inc. (NASDAQ: RSTI), one of the world's leading developers and manufacturers of high-performance laser beam sources and laser-based solutions, today announced results for its fourth fiscal quarter and twelve months ended September 30, 2007.


FINANCIAL HIGHLIGHTS
(dollars in thousands, except per share data)


                    Three months ended            Twelve months ended
                    9/30/07   9/30/06   % Change   9/30/07   9/30/06  % Change
                    --------  --------  ---------  --------  -------- --------
Net sales           $130,490  $116,091  +  12 %   $479,675  $420,890  +  14 %
Net income          $ 16,414  $ 13,684  +  20 %   $ 55,277  $ 49,623  +  11 %
Earnings per share
  "Diluted" basis   $   1.03  $   0.87            $   3.48  $   3.16

The diluted net income per common share calculation is based on the weighted-average shares outstanding and the potential dilution from common stock equivalents (stock options) for each period presented, which was 16.0 million and 15.7 million for each of the fiscal quarters and 15.9 million and 15.7 million for the twelve month period ending September 30, 2007 and 2006. In addition, the quarter and twelve month period ended September 30, 2007 and 2006, include $1.3 million ($1.2 million net of tax) and $5.4 million ($5.0 million net of tax), and $1.0 million ($0.9 million net of tax) and $3.3 million ($3.0 million net of tax), respectively, of stock compensation expense related to SFAS 123R.

"Rofin delivered another outstanding fiscal year, highlighted by new record highs in order entry, sales, backlog and net income", commented Gunther Braun, CEO and President of RSTI. "Our strategic alignment with a clear focus on industrial applications using our broad technology base, large product portfolio and our global presence has laid the foundation for our success. Furthermore, we are pleased to announce that the Board of Directors has approved a share split and share buyback program with the objective of increasing the Company's share liquidity, broadening our shareholder base and rewarding our existing shareholders. "

(page)

FINANCIAL REVIEW

Fourth Quarter

Net sales totaled $130.5 million for the fourth quarter ended September 30, 2007, a 12%, or $14.4 million increase over the comparable quarter of fiscal year 2006. The impact of the weakening US-dollar, mainly against the Euro, resulted in an increase in net sales of $7.5 million in the fourth quarter. Gross profit totaled $56.4 million, compared to $47.1 million in the same period of fiscal year 2006, and increased by 3% to 43% of net sales. Net income amounted to $16.4 million, or 13% of net sales, compared to $13.7 million, or 12% of net sales, in the same period last year. Diluted earnings per share equaled $1.03 for the quarter, based upon 16.0 million weighted-average common shares outstanding, compared to diluted earnings per share of $0.87 based upon 15.7 million weighted-average common shares outstanding for the same period last fiscal year. The fourth quarter net income was impacted by a $1.2 million SFAS 123R stock-based compensation expense, compared to a $0.9 million impact in the same period last year.

SG&A increased by $1.4 million to $22.1 million, or 17% of net sales. In addition, the amortization expense in the fourth quarter of fiscal year 2007 increased by $0.3 million over the comparable period last year to $1.2 million (1% of net sales) because of the recent acquisitions of m2k-laser, Corelase and ES Technology. Net R&D expenses increased by $1.0 million to $7.2 million, representing 6% of net sales.

Compared to the fourth quarter ended September 30, 2006, net sales of laser products for macro applications increased by 17% to $69.3 million, while net sales of lasers for marking and micro applications increased by 7% to $61.2 million.


Twelve Months

For the twelve months ended September 30, 2007, net sales totaled $479.7 million, representing an increase of $58.8 million or 14% over the comparable period in 2006. The impact of the weakening of the US-dollar, mainly against the Euro, led to an increase in net sales by $26.8 million. Gross profit for the period was $203.3 million, $25.0 million higher than in 2006. Net income for the twelve month period ended September 30, 2007, totaled $55.3 million, with diluted earnings per share of $3.48 based upon the weighted average of
15.9 million common shares outstanding. The twelve month period was impacted by a $5.0 million, net of income tax, SFAS 123R stock-based compensation expense, compared to an impact of $3.0 million for the corresponding period last fiscal year.

Net sales of lasers for macro applications increased by $40.5 million, or 20%, to $247.8 million and net sales of lasers for marking and micro applications increased by $18.3 million, or 9%, to $231.9 million from the comparable period in fiscal year 2006.

On a geographical basis, net sales in North America for the twelve months period decreased by 11% and totaled $112.6 million (2006: $126.5 million). In Europe/Asia, net sales increased by 25% to $367.1 million (2006: $294.4 million).

Order entry for the fourth quarter was $133.5 million, which resulted in an order backlog on September 30, 2007, of $116.6 million mainly for laser products.


(page)

SHARE SPLIT AND BUYBACK PROGRAM

The Board of Directors approved a 2-for-1 stock split and a stock buyback plan. The stock split will be in the form of a dividend of one share of Common Stock on each outstanding share and the distribution date will be December 5, 2007, for shareholders of record as of November 22, 2007. The buyback program authorizes the repurchase of up to $120 million of the Company's Common Stock, or approximately 10% of the shares of Common Stock currently outstanding based on current market prices. The share buyback program is authorized to begin November 15, 2007. The shares may be repurchased from time to time in open market transactions or privately negotiated transactions at the Company's discretion, including the quantity, timing and price thereof.


OUTLOOK

"The Asian market remains still strong; and we continue to see a high demand for our laser products from many diverse industries, which includes machine tool and solar cell customers. Therefore we believe we are in an excellent position to grow our business further in fiscal year 2008, which is already beginning with a record high backlog", commented Dr. Peter Wirth, Executive Chairman of the Board.

With operational headquarters in Plymouth, Michigan, and Hamburg, Germany, Rofin-Sinar Technologies Inc. designs, develops, engineers and manufactures laser sources and laser-based system solutions for a wide range of applications. With production facilities in the US, Germany, UK, Sweden, Finland, Singapore and Japan, Rofin-Sinar is one of the world's leading designers and manufacturers of industrial lasers and currently has more than 28,000 laser units installed worldwide and serves more than 3,000 customers. Rofin-Sinar's shares trade on the NASDAQ National Market System under the symbol RSTI and are listed in Germany in the "Prime Standard" of the Frankfurt Stock Exchange under ISIN US7750431022. Additional information is available on Rofin-Sinar's home page: http://www.rofin.com.

A conference call is scheduled for 11:00 AM EST, today, Thursday, November 8, 2007. This call is also being broadcast live over the internet in listen-only mode. For a live webcast, please go to http://www.rofin.com at least 10 minutes prior to the call in order to download and install any necessary software. (For more information, please contact Reema Parikh at +1-212-889-4350 or Maria Ruiz at +44(0) 207 614 2900).

(Tables to follow)


















(page)
ROFIN-SINAR TECHNOLOGIES INC.
CONSOLIDATED STATEMENTS OF EARNINGS

(in thousands, except per share data)

                                    Three Months            Twelve Months
                                       Ended                   Ended
                                    (unaudited)             (unaudited)
                               ----------------------  ----------------------
                                9/30/07      9/30/06     9/30/07    9/30/06
                               ----------  ----------  ----------  ----------
-Macro                         $  69,323   $  59,104   $ 247,755   $ 207,258
-Marking/Micro                    61,167      56,987     231,920     213,632
                               ----------  ----------  ----------  ----------
Net sales                        130,490     116,091     479,675     420,890
Cost of goods sold                74,053      69,011     276,402     242,619
                               ----------  ----------  ----------  ----------
    Gross profit                  56,437      47,080     203,273     178,271
Selling, general, and
    administrative expenses       22,113      20,720      86,468      76,900
Intangibles amortization           1,227         896       4,251       3,532
Research and development expenses  7,187       6,215      27,830      23,968
                               ----------  ----------  ----------  ----------
    Income from operations        25,910      19,249      84,724      73,871
Other expense (income)               319     ( 1,666)    ( 3,517)    ( 3,683)
                               ----------  ----------  ----------  ----------
    Income before income taxes
      and minority interest       25,591      20,915      88,241      77,554
Income tax expense                 8,751       6,962      31,838      27,041
                               ----------  ----------  ----------  ----------
    Income before minority
        interest                  16,840      13,953      56,403      50,513
Minority interest                    426         269       1,126         890
                               ----------  ----------  ----------  ----------
    Net income                  $ 16,414    $ 13,684    $ 55,277    $ 49,623
                               ==========  ==========  ==========  ==========
Net income per common share
  * "diluted" basis             $   1.03    $   0.87    $   3.48    $   3.16
 ** "basic" basis               $   1.06    $   0.89    $   3.57    $   3.25


* The diluted net income per common share calculation is based on the weighted-average shares outstanding and the potential dilution from common stock equivalents (stock options) for each period presented, which was 16.0 million and 15.7 million for each of the fiscal quarters and 15.9 million and 15.7 million for the twelve month period ending September 30, 2007 and 2006. In addition, the quarter and the twelve month period ended September 30, 2007 and 2006, include $1.3 million ($1.2 million net of tax) and $5.4 million ($5.0 million net of tax), and $1.0 million ($0.9 million net of tax) and $3.3 million ($3.0 million net of tax), respectively, of stock compensation expense related to SFAS 123R.


** The basic net income per common share calculation is based on the weighted-average shares outstanding for each period presented, which was 15.6 million and 15.4 million for the fiscal quarters and 15.5 million and 15.3 million for the twelve month periods ending September 30, 2007 and 2006.





(page)
ROFIN-SINAR TECHNOLOGIES INC.
CONSOLIDATED BALANCE SHEETS
(dollars in thousands)
                                                        At            At
                                                     9/30/07       9/30/06
                                                   -----------   -----------
ASSETS
  Cash, cash equivalents and
    short-term investments                         $ 228,209      $ 169,495
  Trade accounts receivable, net                     103,660         85,253
  Inventories, net                                   135,806        116,965
  Other current assets                                19,422         15,843
                                                   -----------    ----------
    Total current assets                             487,097        387,556

  Net property and equipment                          43,843         36,254
  Other non-current assets                            94,923         77,711
                                                   -----------    ----------
    Total non-current assets                         138,766        113,965
                                                   -----------    ----------
    Total assets                                   $ 625,863      $ 501,521
                                                   ===========    ==========

LIABILITIES AND STOCKHOLDERS' EQUITY
  Short-term debt                                  $  27,952      $  17,327
  Accounts payable, trade                             18,197         15,702
  Other current liabilities                           96,747         71,868
                                                   -----------     ---------
    Total current liabilities                        142,896        104,897

  Long-term debt                                      12,639         18,089
  Other non-current liabilities                       21,003         20,095
                                                   -----------     ---------
    Total liabilities                                176,538        143,081
    Net stockholders' equity                         449,325        358,440
                                                   -----------     ---------
    Total liabilities and stockholders' equity     $ 625,863      $ 501,521
                                                   ===========    ==========

The Company's conference call will include discussions relative to the current quarter results and some comments regarding forward-looking guidance on future operating performance.

"Safe Harbor" Statement Under the Private Securities Litigation Reform Act.

Certain information in this press release that relates to future plans, events or performance, including statements such as the Asian market remains still strong; and we continue to see a high demand for our laser products from many diverse industries, which includes machine tool and solar cell customers or we believe we are in an excellent position to grow our business further in fiscal year 2008 is forward-looking and is subject to important risks and uncertainties that could cause actual results to differ. Actual results could differ materially based on numerous factors, including currency risk, competition, risk relating to sales growth in CO2, diode, and Nd:YAG lasers, cyclicality, conflicting patents and other intellectual property rights of third parties, potential infringement claims and future capital requirements, as well as other factors set forth in our annual report on form 10-K. These forward-looking statements represent the Company's best judgment as of the date of this release based in part on preliminary information and certain assumptions which management believes to be reasonable. The Company disclaims any obligation to update these forward-looking statements.